Macy’s, Inc. Reports Fourth Quarter and Full-Year 2020 Results

Holiday performance marked third consecutive quarter of sequential improvement driven by strong digital sales growth

Polaris strategy positions company for growth in sales, profitability and free cash flow, with a focus on improving the customer omnichannel experience

NEW YORK--February 23, 2021--Macy’s, Inc. (NYSE: M) today reported results for the fourth quarter and fiscal 2020.

“Macy’s, Inc.’s fourth quarter results exceeded our expectations across all three of our brands, as we showed continued quarter-to-quarter sales performance improvements and returned to profitability,” said Jeff Gennette, chairman and chief executive officer. “Performance was driven by the home, beauty, jewelry and watch categories, growth in digital sales and by acquiring new customers. Our investments in digital innovation continued to pay off in the quarter, with digital sales up 21% from 2019. We anticipate annual digital sales to reach $10 billion within the next three years, and that digital will become an even more profitable contributor to our business. Additionally, we exited the quarter with a lower cost base and a strong liquidity position, supported by a $3 billion asset-based lending facility that we have not drawn upon.”

“We have made progress on the Polaris transformation strategy we introduced a year ago. We are accelerating several elements, including our focus on digital and omnichannel sales, improving customer value and building the infrastructure to support the growth of our business. We believe these actions will propel us to stronger performance in 2021 and beyond,” continued Gennette. “2020 was a year of unprecedented disruption. We are incredibly proud of our team for their hard work to make our customers feel safe and comfortable when shopping with us. And we are grateful to our brand partners for navigating through the pandemic with us.”

Fourth Quarter Highlights

The company’s omnichannel performance during the fourth quarter, driven by digital growth, creates a strong foundation for the future success of the Polaris strategy.

•	Diluted earnings per share of $0.50 and Adjusted diluted earnings per share of $0.80 both exceeded the expectations for the quarter the company set in the fall.
•

Comparable sales down 17.0% on an owned basis and down 17.1% on an owned plus licensed basis, a reflection of the continued challenges posed by the COVID pandemic. This performance beat the company’s expectations, driven by successful execution of the company’s holiday strategy, from off-price to luxury.

o	Digital remained a growing and increasingly profitable platform. Sales grew 21% over fourth quarter 2019, with digital penetration at 44% of net sales.
o	Approximately 25% of Macy’s digital sales were fulfilled from stores, including curbside pickup and same-day delivery.

•	The company’s Star Rewards Loyalty program saw a 45% increase of its Bronze tier members in 2020, an essential part of its under-40 strategy.

•	Net credit card revenue of $258 million up $19 million from fourth quarter 2019.

•	Gross margin for the quarter was 33.7%, down 310 basis points from fourth quarter 2019.
o	Delivery expense increased approximately 300 basis points from the fourth quarter of 2019, partially due to holiday surcharges.

•	Inventory down 27% from fourth quarter 2019.
o	Aggressively addressed slow-selling merchandise, reduced excess inventory levels and improved visual presentation in stores.
o	Exited the year in a healthy inventory position.
•	Selling, general and administrative (“SG&A”) expense of $2.0 billion; improved $464 million from fourth quarter 2019.
o	SG&A as a percent of sales was 30.2%, generally in line with the fourth quarter of 2019.
o	Illustrates efficient execution of expense management.

•	Ended the year with a strong liquidity position and continued de-levering of the balance sheet.
o	Approximately $1.7 billion in cash as of the end of the year, benefiting from efficiencies gained in working capital and a refocusing of capital spend on highest priority projects.
o	Retained approximately $3 billion in untapped capacity in the company’s revolving asset-based credit facility.
o	Repaid approximately $530 million of debt in January 2021 at maturity.

Polaris Strategy Update

“The Polaris strategy proved to be a critical enabler of our performance in 2020, allowing us to adapt and innovate with agility during the pandemic. Early actions guided by Polaris helped us broaden fashion categories, including home, beauty and casual apparel, and improve the digital experience. Additionally, the cost controls we committed to in February were key in helping us weather the pandemic. When we needed to make hard choices on our investments, Polaris gave us the clarity to focus first on the areas most critical to growth,” concluded Gennette.

The company is updating its Polaris strategy to accelerate growth as a digitally led, omnichannel retailer while improving profitability and returning to cash flow growth.

2021 Guidance

Macy's, Inc. anticipates 2021 as a recovery and rebuilding year as the company sets a foundation for growth. The company’s annual guidance contemplates continued pandemic-related challenges in the spring season with momentum building in the back half of 2021.

Fiscal 2021
Net sales	$19.75B - $20.75B
Adjusted diluted earnings per share	$0.40 - $0.90
Asset sale gains	$60M - $90M

Conference Call and Webcasts

A webcast of Macy's, Inc.’s call with analysts and investors to report its fourth quarter and fiscal year 2020 sales and earnings will be held today (February 23, 2021) at 8:00 a.m. ET.  Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. Analysts and investors may call in on 1-800-458-4121, passcode 4263363. A replay of the conference call and slides can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

Macy's, Inc. is scheduled to present at the Bank of America Merrill Lynch Consumer and Retail Technology Conference at 8:30 a.m. ET on Tuesday, March 9, 2021. Media and investors may access a live audio webcast of the presentation at www.macysinc.com on Tuesday, March 9, 2021. A replay of the webcast will be available on the company’s website.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is one of the nation’s premier omni-channel fashion retailers. The company comprises three retail brands, Macy’s, Bloomingdale’s and Bluemercury. Macy’s, Inc. is headquartered in New York, New York. For more information, please visit www.macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the effects of the COVID-19 pandemic on Macy's customer demand and supply chain, as well as its consolidated results of operation, financial position and cash flows, Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking

Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 1, 2020 and Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media - Blair Rosenberg

media@macys.com

Investors - Mike McGuire

investors@macys.com

MACY’S, INC.

Consolidated Statements of Operations (Unaudited)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended January 30, 2021		13 Weeks Ended February 1, 2020
		% to		% to
	$	Net sales	$	Net sales

Net sales	$6,780		$8,337

Credit card revenues, net	258	3.8%	239	2.9%

Cost of sales	(4,498)	(66.3%)	(5,266)	(63.2%)

Selling, general and administrative expenses	(2,045)	(30.2%)	(2,509)	(30.1%)

Gains on sale of real estate	40	0.6%	95	1.1%

Restructuring, impairment, store closings and other costs	(134)	(2.0%)	(337)	(4.0%)

Operating income	401	5.9%	559	6.7%

Benefit plan income, net	17		8

Settlement charges	(19)		(46)

Interest expense, net	(84)		(42)

Financing costs	(1)		—

Losses on early extinguishment of debt	—		(30)

Income before income taxes	314		449

Federal, state and local income tax expense (Note 2)	(154)		(109)

Net income	$160		$340

Basic earnings per share	$0.51		$1.10

Diluted earnings per share	$0.50		$1.09

Average common shares:
Basic	311.4		309.9
Diluted	316.6		311.5

End of period common shares outstanding	310.5		309.0

Supplemental Financial Measures:
Gross Margin (Note 3)	$2,282	33.7%	$3,071	36.8%
Depreciation and amortization expense	$237		$256

MACY’S, INC.

Consolidated Statements of Operations (Unaudited)

(All amounts in millions except percentages and per share figures)

	52 Weeks Ended January 30, 2021		52 Weeks Ended February 1, 2020
		% to		% to
	$	Net sales	$	Net sales

Net sales	$17,346		$24,560

Credit card revenues, net	751	4.3%	771	3.1%

Cost of sales	(12,286)	(70.8%)	(15,171)	(61.8%)

Selling, general and administrative expenses	(6,767)	(39.0%)	(8,998)	(36.6%)

Gains on sale of real estate	60	0.3%	162	0.6%

Restructuring, impairment, store closings and other costs (Note 1)	(3,579)	(20.6%)	(354)	(1.4%)

Operating income (loss)	(4,475)	(25.8%)	970	3.9%

Benefit plan income, net	54		31

Settlement charges	(84)		(58)

Interest expense, net	(280)		(185)

Financing costs	(5)		—

Losses on early retirement of debt	—		(30)

Income (loss) before income taxes	(4,790)		728

Federal, state and local income tax benefit (expense) (Note 2)	846		(164)

Net income (loss)	$(3,944)		$564

Basic earnings (loss) per share	$(12.68)		$1.82

Diluted earnings (loss) per share	$(12.68)		$1.81

Average common shares:
Basic	311.1		309.7
Diluted	311.1		311.4

End of period common shares outstanding	310.5		309.0

Supplemental Financial Measures:
Gross Margin (Note 3)	$5,060	29.2%	$9,389	38.2%
Depreciation and amortization expense	$959		$981

MACY’S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	January 30, 2021	February 1, 2020

ASSETS:

Current Assets:

Cash and cash equivalents	$1,679	$685

Receivables	276	409

Merchandise inventories	3,774	5,188

Prepaid expenses and other current assets	455	528

Total Current Assets	6,184	6,810

Property and Equipment – net	5,940	6,633

Right of Use Assets	2,878	2,668

Goodwill	828	3,908

Other Intangible Assets – net	437	439

Other Assets	1,439	714

Total Assets	$17,706	$21,172

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term debt	$452	$539

Merchandise accounts payable	1,978	1,682

Accounts payable and accrued liabilities	2,927	3,448

Income taxes	—	81

Total Current Liabilities	5,357	5,750

Long-Term Debt	4,407	3,621

Long-Term Lease Liabilities	3,185	2,918

Deferred Income Taxes	908	1,169

Other Liabilities	1,296	1,337

Shareholders' Equity	2,553	6,377

Total Liabilities and Shareholders’ Equity	$17,706	$21,172

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Note 4)

(millions)

	52 Weeks Ended January 30, 2021	52 Weeks Ended February 1, 2020
Cash flows from operating activities:
Net income (loss)	$(3,944)	$564
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring, impairment, store closings and other costs	3,579	354
Settlement charges	84	58
Depreciation and amortization	959	981
Benefit plans	47	31
Stock-based compensation expense	31	38
Gains on sale of real estate	(60)	(162)
Deferred income taxes	(327)	(6)
Amortization of financing costs and premium on acquired debt	18	4
Changes in assets and liabilities:
(Increase) decrease in receivables	132	(9)
Decrease in merchandise inventories	1,406	75
Decrease in prepaid expenses and other current assets	51	89
Increase in merchandise accounts payable	237	40
Decrease in accounts payable and accrued liabilities	(759)	(257)
Decrease in current income taxes	(617)	(60)
Change in other assets and liabilities	(188)	(132)
Net cash provided by operating activities	649	1,608
Cash flows from investing activities:
Purchase of property and equipment	(338)	(902)
Capitalized software	(128)	(255)
Disposition of property and equipment	113	185
Other, net	28	(30)
Net cash used by investing activities	(325)	(1,002)
Cash flows from financing activities:
Debt issued	2,780	—
Debt issuance costs	(95)	(3)
Debt repaid	(2,049)	(597)
Dividends paid	(117)	(466)
Increase (decrease) in outstanding checks	181	(62)
Acquisition of treasury stock	(1)	(1)
Issuance of common stock	—	6
Net cash provided (used) by financing activities	699	(1,123)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,023	(517)
Cash, cash equivalents and restricted cash beginning of period	731	1,248
Cash, cash equivalents and restricted cash end of period	$1,754	$731

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)

The 52 weeks ended January 30, 2021 include non-cash impairment charges totaling $3.3 billion, which consist of a $3.1 billion goodwill impairment charge and an $0.2 billion impairment charge on long-lived tangible and right of use assets.

(2)

The income tax expense of $154 million and the income tax benefit of $846 million, or 49.0% and 17.7% of pretax income and loss, respectively, for the 13 and 52 weeks ended January 30, 2021 reflect a different effective tax rate as compared to the company's federal income tax statutory rate of 21% primarily due to the carryback of net operating losses as permitted under the CARES Act.  For the 52 weeks ended January 30, 2021, the benefit of the available carryback of net operating losses was offset by the impact of the non-tax deductible component of the goodwill impairment charge.

(3)	Gross margin is defined as net sales less cost of sales.

(4)	Restricted cash of $75 million and $46 million have been included with cash and cash equivalents for the 52 weeks ended January 30, 2021 and February 1, 2020, respectively.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance.  Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis and changes in comparable sales on an owned plus licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated.  Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment.  In addition, management believes that excluding certain items from EBITDA, net income (loss) and diluted earnings (loss) per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, except that the impact of comparable sales of departments licensed to third parties is the only reconciling item. In addition, the company does not provide the most directly comparable forward-looking GAAP measure of diluted earnings per share attributable to Macy’s, Inc. shareholders excluding certain items because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP.  Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance.  Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales.  The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales

	13 Weeks Ended January 30, 2021	52 Weeks Ended January 30, 2021

Decrease in comparable sales on an owned basis (Note 5)	(17.0%)	(27.9%)

Comparable sales impact of departments licensed to third parties (Note 6)	(0.1%)	0.0%

Decrease in comparable sales on an owned plus licensed basis	(17.1%)	(27.9%)

	13 Weeks Ended February 1, 2020	52 Weeks Ended February 1, 2020

Decrease in comparable sales on an owned basis (Note 5)	(0.6%)	(0.8%)

Comparable sales impact of departments licensed to third parties (Note 6)	0.1%	0.1%

Decrease in comparable sales on an owned plus licensed basis	(0.5%)	(0.7%)

Notes:

(5)

Represents the period-to-period percentage change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties.  Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. No stores have been excluded as a result of the COVID-19 pandemic. Definitions and calculations of comparable sales may differ among companies in the retail industry.

(6)

Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales.  The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales.  In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales.  The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis).  The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Earnings (Loss) before Interest, Taxes, Depreciation and Amortization, Net Income (Loss) and Diluted Earnings (Loss) Per Share, Excluding Certain Items

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income (loss).
•	Adjusted net income (loss) is reconciled to GAAP net income (loss).
•	Adjusted diluted earnings (loss) per share is reconciled to GAAP diluted earnings (loss) per share.

EBITDA and Adjusted EBITDA

	13 Weeks Ended January 30, 2021	13 Weeks Ended February 1, 2020

Net income	$160	$340

Interest expense, net	84	42

Losses on early retirement of debt	—	30

Financing costs	1	—

Federal, state and local income tax expense	154	109

Depreciation and amortization	237	256

EBITDA	636	777

Restructuring, impairment, store closings and other costs	134	337

Settlement charges	19	46

Adjusted EBITDA	$789	$1,160

	52 Weeks Ended January 30, 2021	52 Weeks Ended February 1, 2020

Net income (loss)	$(3,944)	$564

Interest expense, net	280	185

Losses on early retirement of debt	—	30

Financing costs	5	—

Federal, state and local income tax (benefit) expense	(846)	164

Depreciation and amortization	959	981

EBITDA	(3,546)	1,924

Restructuring, impairment, store closings and other costs	3,579	354

Settlement charges	84	58

Adjusted EBITDA	$117	$2,336

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share

	13 Weeks Ended January 30. 2021		13 Weeks Ended February 1, 2020
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share

As reported	$160	$0.50	$340	$1.09

Restructuring, impairment, store closings and other costs	134	0.42	337	1.08

Settlement charges	19	0.06	46	0.15

Losses on early retirement of debt	—	—	30	0.10

Financing costs	1	0.01	—	—

Income tax impact of certain items identified above	(61)	(0.19)	(92)	(0.30)

As adjusted	$253	$0.80	$661	$2.12

	52 Weeks Ended January 30, 2021		52 Weeks Ended February 1, 2020
	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share

As reported	$(3,944)	$(12.68)	$564	$1.81

Restructuring, impairment, store closings and other costs	3,579	11.50	354	1.13

Settlement charges	84	0.27	58	0.19

Losses on early retirement of debt	—	—	30	0.10

Financing costs	5	0.02	—	—

Income tax impact of certain items identified above	(412)	(1.32)	(100)	(0.32)

As adjusted	$(688)	$(2.21)	$906	$2.91